Exhibit (a)(1)(v)

Instructions for Withdrawal
of
Previously Tendered Preferred Shares
of
Advent Claymore Convertible Securities and Income Fund

If you tendered to Advent Claymore Convertible Securities and Income Fund, a Delaware statutory trust (the “Fund”), in connection with the offer by the Fund to purchase for cash up to 100% of its outstanding preferred shares of beneficial interest, par value $0.001 per share and a liquidation preference of $25,000 per share, designated Auction Market Preferred Shares, Series M7, Auction Market Preferred Shares, Series T28, Auction Market Preferred Shares, Series W7, Auction Market Preferred Shares, Series TH28, Auction Market Preferred Shares, Series F7 and Auction Market Preferred Shares, Series W28 (collectively, the “Preferred Shares”) (the “Offer”), upon the terms and subject to the conditions set forth in the Offer to Purchase dated November 9, 2012 and the related Letter of Transmittal, and you wish to withdraw all or any of your Preferred Shares, please fill out the attached Notice of Withdrawal.  If your Preferred Shares are registered in the name of your broker, dealer, commercial bank, trust company or other nominee (“Nominee Holder”), contact that Nominee Holder to withdraw your tendered Preferred Shares.

1.           Withdrawal.  If you have tendered your Preferred Shares pursuant to the Offer, you may withdraw your Preferred Shares previously tendered by completing, executing and sending the attached “Notice of Withdrawal” to any one of the addresses set forth on the first page of the Notice of Withdrawal.  If your Preferred Shares are registered in the name of your broker or other Nominee Holder, contact that Nominee Holder to withdraw your tendered Preferred Shares.

2.           Delivery of Notice of Withdrawal.  Continental Stock Transfer & Trust Company (the “Depositary”) must receive the Notice of Withdrawal prior to 5:00 p.m., New York City time, on December 12, 2012 (the “Expiration Date”), which is the expiration date of the Offer.  The method of delivery of any documents related to a withdrawal is at the option and risk of the withdrawing holder of Preferred Shares.  Any documents related to a withdrawal will be deemed delivered only when actually received by the Depositary.  If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.  If your Preferred Shares are registered in the name of your broker or other Nominee Holder, you may need to allow such Nominee Holder additional time to withdraw your tendered Preferred Shares.  You should consult your broker or other Nominee Holder to determine if there is an earlier deadline by which you must inform such Nominee Holder of any decision to withdraw your tendered Preferred Shares.

3.           Procedures and Signature Guarantee.  The Notice of Withdrawal must specify the name of the person who tendered the Preferred Shares to be withdrawn, the number of Preferred Shares to be withdrawn and the name of the registered holder of Preferred Shares, if different from that of the person who tendered such Preferred Shares.  If the Preferred Shares to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal or an Agent’s Message (as defined in the Offer to Purchase) with (except in the case of Preferred Shares tendered by an Eligible Institution (as defined below)) signatures guaranteed by an Eligible Institution must be submitted prior to the release of such Preferred Shares.  In addition, such notice must specify the name and number of the account at The Depository Trust Company (the “Book-Entry Transfer Facility”) to be credited with the withdrawn Preferred Shares.  An “Eligible Institution” is a financial institution (including most banks, savings and loan associations and brokerage houses) that is a member of a recognized Medallion Program approved by The Securities Transfer Association Inc., including the Securities Transfer Agents Medallion Program (STAMP).  If this Notice of Withdrawal is signed by trustees, executors, administrators, guardians, agents, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, should indicate location of signing and must submit proper evidence satisfactory to the Fund of their authority to so act.

NOTICE OF WITHDRAWAL

of Preferred Shares
of
Advent Claymore Convertible Securities and Income Fund

Previously Tendered
Pursuant to the Offer to Purchase Dated November 9, 2012

THE WITHDRAWAL DEADLINE IS 5:00 P.M., NEW YORK CITY TIME, ON
DECEMBER 12, 2012, UNLESS EXTENDED
This Notice of Withdrawal is Submitted to:

Continental Stock Transfer & Trust Company

By First Class Mail, By Overnight Courier, By Hand:

Continental Stock Transfer & Trust Company
Attn: Reorganization Department
17 Battery Place, 8th Floor
New York, NY  10004

If you have any questions regarding this Notice of Withdrawal, please contact Okapi Partners LLC, the Information Agent for the Offer,  toll free at (877) 274 8654.

DESCRIPTION OF PREFERRED SHARES WITHDRAWN
Name(s) and Address(es) of Registered Holder(s) (Please fill in, if blank)	Preferred Shares Withdrawn*
(1) ☐ All (2) ☐ Partial: ____________
*Unless otherwise indicated, it will be assumed that all Preferred Shares are being withdrawn.
__________________________________________________________________________

This Notice of Withdrawal is to be completed if you tendered preferred shares of beneficial interest, par value $0.001 per share and a liquidation preference of $25,000 per share, designated Auction Market Preferred Shares, Series M7, Auction Market Preferred Shares, Series T28, Auction Market Preferred Shares, Series W7, Auction Market Preferred Shares, Series TH28, Auction Market Preferred Shares, Series F7 and Auction Market Preferred Shares, Series W28 (collectively, the “Preferred Shares”), of Advent Claymore Convertible Securities and Income Fund, a Delaware statutory trust, in connection with its offer to purchase for cash up to 100% of its outstanding Preferred Shares.

Signatures are required on the next page.

NOTE: SIGNATURE(S) MUST BE PROVIDED BELOW.
PLEASE READ THE INSTRUCTIONS SET FORTH IN THIS
NOTICE OF WITHDRAWAL CAREFULLY.

Signature(s) of Owner(s):

Date: ______________________, 2012
Printed Names:

Capacity and Location Signed:

Address:

Guarantee of Signature(s)
(Required if Preferred Shares have been delivered to the Depositary)

[For use by financial institutions only.  Place medallion guarantee in space below.]

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